EXHIBIT 5.1

March 29, 2021

Hycroft Mining Holding Corporation
8181 E. Tufts Avenue, Suite 510
Denver, Colorado 80237

Ladies and Gentlemen:

Hycroft Mining Holding Corporation
Post-Effective Registration Statement on Form S-1

We have acted as counsel to Hycroft Mining Holdings Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-239840, originally declared effective on July 22, 2020 by the Securities and Exchange Commission (the “Commission”), filed with the Commission on March 29, 2021, (the “Registration Statement”), relating to (a) the issuance of (i) up to 34,289,999 shares of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”) issuable upon exercise of the public warrants, private placement warrants, forward purchase warrants and PIPE warrants (as such terms are defined in the Registration Statement), and (ii) 3,210,213 shares of Common Stock upon exercise of the Seller warrants (as such term is defined in the Registration Statement)(collectively, all warrants described in (a)(i) and (ii) above, the “Warrants” and all such shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”); and (b) resale by the selling security holders identified in the Registration Statement (the “Selling Securityholders”) of up to (i) 60,867,645 shares of Common Stock, including up to 48,417,646 shares of Common Stock held by the Selling Securityholders (the “Issued Shares”) and 12,449,999 Warrant Shares and (ii) up to 13,489,999 Warrants, including the private placement warrants, forward purchase warrants and PIPE warrants (the “Secondary Warrants”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus or any prospectus supplement (collectively, the “Prospectus”), other than as expressly stated herein.

In connection with such matters, we have reviewed originals or copies of the following documents:

(a)	The Registration Statement.

(b)	The Prospectus.

March 29, 2021

(c)	the Second Amended and Restated Certificate of Incorporation of the Company and Amended and Restated Bylaws of the Company, in each case as in effect through the date hereof;

(d)	the Parent Sponsor Letter Agreement, dated as of January 13, 2020, by and between the Company and Mudrick Capital Acquisition Holdings LLC, a Delaware limited liability company (“Sponsor”);

(e)	the Forward Purchase Contract, dated as of January 24, 2018, by and between the Company and Sponsor;

(f)	the Purchase Agreement, dated as of January 13, 2020 and amended on February 26, 2020, by and among the Company, MUDS Acquisition Sub, Inc. (“Acquisition Sub”) and Hycroft Mining Corporation (“Seller”);

(g)	the Backstop /Subscription Agreements, dated January 13, 2020 and amended on May 28, 2020, by and among the Company and the respective Selling Stockholders party thereto (the “Subscribers”);

(h)	the Exchange Agreement, dated as of January 13, 2020, by and among Acquisition Sub, Seller and the Seller noteholders party thereto, as amended by that certain Omnibus Amendment to Note Purchase Agreements and Exchange Agreement, dated May 28, 2020, by and among the Company and the respective Selling Stockholders party thereto (the “Exchange Holders”);

(i)	the Underwriting Agreement, dated as of February 7, 2018, by and among the Company and Cantor Fitzgerald & Co. (“Cantor”), as representative of the several underwriters thereunder, as amended by that certain letter agreement, dated as of February 12, 2020, by and among the Company and Cantor, as representative of the several underwriters thereunder;

(j)	(i) that certain credit agreement, dated as of October 4, 2019, between Seller, as borrower, Hycroft Resources & Development, Inc. and Allied VGH Inc., as guarantors, Sprott Private Resource Lending II (Collector), LP (“Lender”), as lender, and Sprott Resource Lending Corp., as arranger, and Sprott Resource Lending Corp., as arranger, (ii) that certain Subscription Agreement, dated as of May 29, 2020, by and between the Company and Lender, and (iii) that certain Amended & Restated Credit Agreement, dated as of May 29, 2020, by and among HYMC, Allied VGH LLC, Hycroft Resources & Development, LLC, Acquisition Sub, MUDS Holdco, Inc. and Lender;

(k)	Each of the Warrant agreements, including the forms of Warrant certificates included therein;

March 29, 2021

(l)	The Amended and Restated Registration Rights Agreement, dated as of May 29, 2020, by and among the Company, Sponsor, the Subscribers, the Exchange Holders, Cantor, Lender and certain other signatories party thereto; and

(m)	The originals or copies of such other corporate records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review and otherwise for the purpose of this opinion letter, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of the Company.

Based upon the foregoing and upon such other investigation as we have deemed necessary, we are of the opinion that:

1.                  The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the General Corporation Law of the State of Delaware (the “DGCL”) and have been validly issued and are fully paid and nonassessable.

2.                  The Warrant Shares have been duly authorized by the Company and when issued upon exercise of the Warrants in accordance with the terms thereof, against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

3.                  The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

Our opinions set forth above are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware and we do not express any opinion herein concerning any other law.

This opinion letter is delivered in connection with the filing of the Registration Statement. This opinion letter may not be relied upon for any other purpose without our prior written consent.

March 29, 2021

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Neal Gerber & Eisenberg LLP